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                                  Exhibit 99a

CoreStates Financial Corp
Broad and Chestnut Streets
P.O. Box 7558
Philadelphia, PA  19101-7558



Contact           CoreStates: Gary Brooten, (215) 973-3546
                  Commonwealth Savings: Patrick J. Ward, (610) 251-1510

For Release       Immediately Upon Receipt


     Commonwealth Savings Bank Agrees To Purchase Branches Being Divested

                 In Connection with CoreStates-Meridian Merger


   Philadelphia, April 9, 1996--Commonwealth Savings Bank, Meridian Bancorp and CoreStates Financial Corp today announced an agreement for Commonwealth to acquire 11 Meridian branch offices in Berks and Lebanon counties in southeastern Pennsylvania. The sale is necessary to complete CoreStates' pending acquisition of Meridian, based on an agreement signed last month by CoreStates, the U.S. Department of Justice and the Office of the Attorney General for the Commonwealth of Pennsylvania.

   The sale agreement calls for the branches to be transferred to Commonwealth by late second quarter, 1996. Besides the 10 Berks county and one Lebanon county branches, the sale includes associated deposits totaling $424 million and $128 million of commercial, consumer and residential mortgage loans.

   The aggregate pricing of the sale is based on a percentage of deposits transferred at closing and on a valuation of the loans. The ultimate sale price will be a function of the level of deposits and loans transferred at the time of closing.


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   Charles H. Meacham, Commonwealth Savings chairman and chief executive officer, said Commonwealth intends to operate all 11 Meridian locations and also intends to offer positions to all employees of each Meridian branch.

   "We are very pleased to have these employees join our organization," Meacham said. "I have always believed that Meridian Bank was one of our strongest competitors, which is testimony to the strength of its people."

   Furthermore, Meacham stated that Commonwealth intends to hire additional lenders and staff to support its expansion into the Berks-Lebanon market.

   Commonwealth also expects the acquisition to be accretive to its earnings in 1996.

   Terrence A. Larsen, chairman and chief executive officer of CoreStates, said, "We have selected the buyer for these branch offices who will be best for the community and for the customers involved. We look forward to working with Commonwealth to effect a smooth transition for customers and employees."

   The merger of Meridian into CoreStates will result in a $45 billion-plus banking services company with leading geographic market positions in its region and specialized strengths in serving key regional, national and global financial services market segments.

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